UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
 ________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2013 (September 20, 2013)

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American Capital, Ltd.

(Exact name of registrant as specified in its charter)
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DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2 Bethesda Metro Center 14th Floor Bethesda, MD 20814
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Indenture
On September 20, 2013, American Capital, Ltd. (the "Company") entered into an indenture (the "Indenture") with U.S. Bank National Association, as trustee (the "Trustee"), relating to the issuance and sale by the Company of $350 million in aggregate principal amount of 6.500% senior notes due 2018 (the "Notes"). The Notes were offered and sold in a private transaction to qualified institutional buyers under Rule 144A and outside of the United States pursuant to Regulation S of the Securities Act of 1933, as amended (the "Securities Act"), have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act.
The Notes were issued as a new series of Notes under the Indenture. The Indenture provides, among other things, that the Notes will be senior unsecured obligations of the Company. Interest is payable on the Notes on March 15 and September 15 of each year, beginning on March 15, 2014. The Notes will mature on September 15, 2018.
The Company may redeem the Notes in whole or in part on or after September 15, 2015 at redemption prices of 103.250% or 101.625% of the principal amount thereof if the redemption occurs during the 12-month period beginning September 15, 2015 or 2016, respectively, and a redemption price of 100.000% of the principal amount thereof on or after September 15, 2017, in each case plus accrued and unpaid interest to the redemption date. Prior to September 15, 2015, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount thereof plus a "make-whole" premium set forth in the Indenture as of, and accrued and unpaid interest to, the redemption date. Prior to September 15, 2015, the Company may redeem up to 35% of the aggregate principal amount of the Notes, in an amount not to exceed the amount of net cash proceeds of one or more equity offerings, at a price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding after the redemption and any such redemption is made within 180 days after the closing of such equity offering.
On the issue date of the Notes, none of the Company's subsidiaries guaranteed the Notes.
The Indenture contains restrictive covenants that, among other things, limit the ability of the Company and its restricted subsidiaries from: (i) paying dividends or distributions, repurchasing equity, prepaying junior debt and making certain investments; (ii) incurring additional debt and issue certain disqualified stock and preferred stock; (iii) incurring certain liens; (iv) merging or consolidate with another company or sell substantially all of the Company's assets; (v) entering into certain transactions with affiliates; and (vi) allowing to exist certain restrictions on the ability of the Company's subsidiaries to pay dividends or make other payments to the Company. Subject to certain exceptions, the Indenture will also restrict American Capital Asset Management, LLC from incurring additional debt, incurring certain liens on assets, allowing to exist certain restrictions on the ability to pay dividends to the Company and merger or consolidate with another company or sell all or substantially all of its assets. In addition, subject to certain exceptions, the Indenture will also restrict European Capital Limited from incurring indebtedness. The foregoing limitations are subject to exceptions as set forth in the Indenture.
The Indenture provides for customary events of default that include, among other things (subject in certain cases to customary grace and cure periods): (i) non-payment of principal or interest, (ii) breach of certain covenants contained in the Indenture or the Notes, (iii) failure to pay certain other indebtedness within the applicable grace period or the acceleration of any such indebtedness by the holders thereof because of a default prior to maturity if the total amount of such indebtedness unpaid or accelerated exceeds $50 million, (iv) failure to pay certain judgments in excess of $50 million and (v) certain events of bankruptcy or insolvency. Generally, if an event of default occurs (subject to certain exceptions), the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all of the Notes to be due and payable.
The Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. The above description of the Indenture does not purport to be complete and is qualified in its entirety by reference to Exhibit 4.1.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of September 20, 2013, between the Company and the Trustee.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.
Date: September 24, 2013	By:	/s/ Samuel A. Flax
Samuel A. Flax
Executive Vice President, General Counsel and Secretary